UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2016

New York REIT, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-36416	27-1065431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

Termination of Master Combination Agreement

On August 2, 2016, New York REIT, Inc. (the “Company”) and New York Recovery Operating Partnership, L.P. (the “Operating Partnership” and, together with the Company and their respective subsidiaries, the “Company Parties”), entered into a termination and release agreement (the “Termination Agreement”) with JBG Properties, Inc. and JBG/Operating Partners, L.P. (collectively, the “JBG Management Entities”), and certain pooled investment funds that are affiliates of the JBG Management Entities (collectively with the JBG Management Entities and certain affiliated entities “JBG”), providing for termination of the Master Combination Agreement (the “Combination Agreement”), dated as of May 25, 2016, among the parties to the Termination Agreement, and the Confidentiality Agreement by and among the Company Parties and JBG Properties, Inc., dated January 29, 2016.

Pursuant to the Termination Agreement, JBG and the Company Parties agreed to release each other from claims and liabilities arising out of, or relating to, directly or indirectly, the Combination Agreement or the events leading to the termination of the Combination Agreement and various other related matters. As a result of terminating the Combination Agreement, the Company is no longer obligated to pay the $55 million “topping fee” provided for in that agreement to JBG if a party other than JBG were to acquire an interest in the Company.

The Termination Agreement also includes (i) certain representations and warranties made by each of the parties, (ii) agreements among the parties not to sue each other and to cooperate in connection with any litigation related to the Combination Agreement in which the parties are co-defendants, and (iii) standstill and non-solicitation provisions that will remain in effect for 12 months from the date of the Termination Agreement prohibiting, among other things, JBG from acquiring any interest in the Company without the Company’s consent. Pursuant to the Termination Agreement, the Company paid JBG $9,500,000 in cash as reimbursement for certain expenses incurred by JBG.

The foregoing description of the Termination Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Termination Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Termination of Ancillary Agreements

The following agreements, all of which were entered into in connection with the entry into the Combination Agreement, also terminated automatically in accordance with their terms upon the termination of the Combination Agreement: (i) Transition Services Agreement, dated as of May 25, 2016, by and among the Company Parties and New York Recovery Advisors, LLC (the “Advisor”); (ii) Omnibus Amendment and Termination Agreement for the New York REIT, Inc. Second Amended and Restated 2014 Advisor Multi-Year Outperformance Agreement, dated as of May 25, 2016, by and among, the Company Parties, the Advisor and the other parties thereto; (iii) Termination Agreement and Release, dated as of May 25, 2016, by and among the Company Parties, the Advisor and New York Recovery Properties, LLC; (iv) Support Agreement, dated as of May 25, 2016, by and among JBG/Operating Partners, L.P., Michael A. Happel, the Company’s chief executive officer and president, and William M. Kahane, a member of the Company’s board of directors (the “Board”) and a control person of the Advisor; and (v) a term sheet for a consulting agreement between Mr. Happel and the Company which by it terms did not become effective until the closing of the transactions contemplated by the Combination Agreement.

Except as described herein, there is no material relationship between JBG or any of its affiliates or related parties, on the one hand, and the Company Parties or any of their affiliates or related parties, on the other hand.

Item 7.01.	Regulation FD Disclosure.

On August 2, 2016, the Company issued a press release announcing the signing of the Termination Agreement and the approval by the Board of a plan to begin the process of selling the Company’s assets on an individual basis, which is described in more detail under Item 8.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. This press release shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 8.01.	Other Events.

Asset Sale Plan and Refinancing Plan

On August 1, 2016, the Board determined that it is in the best interests of the Company and its stockholders to begin the process of selling the Company’s assets on an individual basis (the “Asset Sale Plan”) subject to, among other things, the limitations set forth in the Company’s Second Amended and Restated Credit Agreement with Capital One, National Association and the other lenders party thereto, dated April 14, 2014, as amended (the “Credit Facility”) and any requirements of applicable law. The Company would only sell assets under the Asset Sale Plan to the extent permitted under the Credit Facility and Maryland law, and the proceeds would be distributed to the Company’s stockholders after repaying any applicable debt obligations and funding any reserves or other needs and complying with any provisions of applicable law.

The approval by the Board of the Asset Sale Plan, as well as the Termination Agreement, was by a vote of five directors voting for and one director voting against.

Throughout the strategic process conducted by the Board that resulted in the entry into the Combination Agreement, the Company engaged with a significant number of potential buyers who were interested in acquiring individual properties from the Company. The Company intends to contact parties that had previously indicated interest in the Company’s individual assets during the strategic process. The Company will also seek other qualified buyers.

The Board also instructed management of the Company to seek to either amend the Credit Facility or obtain new financing to prepay the Credit Facility in full, provide additional capital for the Company to exercise its option (the “WWP Option”) to acquire the 51.1% of the interests in the joint venture that owns Worldwide Plaza that the Company currently does not own, and to provide the Company increased flexibility to sell assets and distribute the permitted proceeds to stockholders (the “Refinancing Plan”). As of August 1, 2016, the Credit Facility had an outstanding loan balance of $485 million.

Certain considerations in connection with the Asset Sale Plan and Refinancing Plan are set forth below.

•	The terms of the Credit Facility could adversely affect the Company’s ability to engage in the type of actions contemplated by the Asset Sale Plan and other asset sales. For example:

•	The Credit Facility prohibits a liquidation or sale of all or substantially all of the assets of the Company;

•	The Credit Facility restricts the Company from selling the 12 properties currently included in the “borrowing base” unless the Company substitutes a property with equal or greater value and equal or greater net operating income; and

•	The Credit Facility restricts the Company from paying dividends or distributions to stockholders above a percentage threshold of its Modified Funds From Operations (as defined in the Credit Facility), which could restrict the amount of permitted proceeds from asset sales distributable to stockholders and could result in a reduction in regular cash dividends as assets are sold.

•	Asset sales are unlikely to close until the Credit Facility is refinanced in full, and there can be no assurance that any asset sales will actually occur pursuant to the Asset Sale Plan, and, to the extent such sales do occur, there can be no assurance as to timing of and the amount of proceeds of such sales to be distributed to the Company’s stockholders.

•	The WWP Option may be exercised any time from January 1, 2017 through June 30, 2017 and is expected to require approximately $270 million in additional capital. The Company does not currently have the funds to exercise the WWP Option but will seek the necessary funding primarily through the Refinancing Plan.

•	Selling any of its assets prior to exercising the WWP Option could result in the Company failing to satisfy the minimum real estate asset requirements needed to be a “qualified transferee” eligible to assume the existing debt encumbering Worldwide Plaza without lender consent. Repayment of the existing debt encumbering Worldwide Plaza would result in a substantial prepayment penalty.

•	If the Credit Facility is prepaid or amended to permit the Company to sell all or substantially all of the Company’s assets, any such sale of all or substantially all of the Company’s assets would require approval by a majority of the Company’s stockholders holding at least 50% of the Company’s outstanding shares of common stock.

•	The Company will incur transaction expenses in pursuing the Asset Sale Plan or the Refinancing Plan, whether or not either is successfully implemented.

•	There are various other risks and uncertainties associated with the Asset Sale Plan and the Refinancing Plan, and there can be no assurance that the Company will be able to implement the Asset Sale Plan or the Refinancing Plan on favorable terms, or at all.

Standstill Release

On August 2, 2016, the Company announced that it will release all entities (other than JBG) that remain subject to standstill agreements from those standstill obligations with the Company.

Forward-Looking Statements

The statements in this Current Report on Form 8-K that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to, the factors included in the Company’s reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in any other reports the Company files with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01.    Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
10.1

Termination and Release Agreement, dated as of August 2, 2016, by and among New York REIT, Inc., New York Recovery Operating Partnership, L.P., JBG Properties Inc., JBG/Operating Partners, L.P., and the other parties thereto

99.1	Press Release dated August 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2016	NEW YORK REIT, INC.

	By:	/s/ MICHAEL A. HAPPEL
Michael A. Happel
Chief Executive Officer and President